Exhibit (a)(5)(iii)

NEUSTAR ANNOUNCES

PRELIMINARY RESULTS OF ITS

MODIFIED DUTCH AUCTION TENDER OFFER

STERLING, Va., December 5, 2011 — NeuStar, Inc. (NYSE: NSR) (“Neustar”) announced today the preliminary results of its modified “Dutch auction” tender offer for the purchase of up to $250 million in value of its Class A common stock, which expired at 12:00 midnight, New York City time, on the night of Friday, December 2, 2011.

Based on the preliminary count by American Stock Transfer & Trust Company, LLC, the depositary for the tender offer, a total of 8,157,391 shares of Neustar’s Class A common stock were properly tendered and not properly withdrawn at or below the purchase price of $34.50 per share, including 2,562,537 shares that were tendered through notices of guaranteed delivery.

In accordance with the terms and conditions of the tender offer, and based on the preliminary count by the depositary, Neustar expects to accept for purchase 7,246,376 shares of its Class A common stock at a purchase price of $34.50 per share, for an aggregate cost of approximately $250.0 million, excluding fees and expenses relating to the tender offer. The 7,246,376 shares expected to be purchased in the tender offer represent approximately 9.9% of Neustar’s currently issued and outstanding shares of Class A common stock.

Due to the oversubscription of the tender offer, Neustar expects to accept for purchase approximately 88.8% of the shares properly tendered and not properly withdrawn at or below the purchase price of $34.50 per share by each tendering stockholder (other than “odd lot” holders whose shares will be purchased on a priority basis).

The number of shares to be purchased, the purchase price and the proration information are preliminary and subject to change. The preliminary information contained in this press release is subject to confirmation by the depositary and is based on the assumption that all shares tendered through notices of guaranteed delivery will be delivered within the three trading day settlement period. The final number of shares to be purchased, the final purchase price and the final proration information will be announced following the expiration of the guaranteed delivery period and completion by the depositary of the confirmation process. Payment for the shares accepted for purchase under the tender offer, and return of all other shares tendered and not purchased, will occur promptly thereafter.

Morgan Stanley & Co. LLC, is the dealer manager for the tender offer. The information agent for the tender offer is Georgeson Inc., and the depositary is American Stock Transfer & Trust Company, LLC. Neustar stockholders who have questions may call the information agent at (866) 821-0284. Banks and brokers may call (212) 440-9800.

About Neustar, Inc.

Neustar provides market-leading, innovative solutions and directory services that enable trusted communication across networks, applications, and enterprises around the world. To learn more about Neustar, visit www.neustar.biz.

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any shares of Neustar Class A common stock.

Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Neustar has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe Neustar’s business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. Neustar cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results, including Neustar’s purchase of shares of its Class A common stock pursuant to the tender offer, to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as: disruptions to Neustar’s operations; modifications to or terminations of its material contracts, including its contracts with the North American Portability Management LLC; its ability to successfully identify and complete acquisitions; its ability to integrate and support the operations of businesses Neustar acquires, including the integration of Targus Information Corporation; increasing competition; market acceptance of its existing services; its ability to successfully develop and market new services; the uncertainty of whether new services will achieve market acceptance or result in any revenue; and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect the Company’s business and financial results is included in the offer to purchase and Neustar’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K for the fiscal year ended December 31, 2010 and subsequent periodic and current reports. All forward-looking statements are based on information available to Neustar on the date of this press release, and Neustar undertakes no obligation to update any of the forward-looking statements after the date of this press release.

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Contact Info:

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Contact Allen Goldberg (202) 368-4670 Allen.goldberg@neustar.biz

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